Registration No. 333-250970

As filed with the Securities and Exchange Commission on June 14, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to FORM S-8 Registration No. 333-250970

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ESPORTS ENTERTAINMENT GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	7900	26-3062752
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Block 6, Triq Paceville

St. Julians, Malta, STJ 3109

+356 2713-1276

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

State Agent and Transfer Syndicate

112 North Curry St

Carson City, Nevada 89703

(775) 882-1013

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Shane Segarra, Esq.

Holland & Knight LLP

701 Brickell Avenue, Suite 3300

Miami, Florida 33131

Tel: (305) 374-8500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”), filed by Esports Entertainment Group, Inc., a Nevada corporation (the “Company”), relates to the Registration Statement on Form S-8 (File No. 333-250970), originally filed by the Company with the Securities and Exchange Commission on November 25, 2020, pertaining to the registration of 38 shares (1,500,000 shares pre reverse stock splits subsequent to the initial filing of this Form S-8) of the Company’s common stock, $0.001 par value per share (“Common Stock”), under the Company’s 2020 Equity Incentive Plan.

The Company has terminated all offerings of its Common Stock pursuant to the Registration Statement. In accordance with the undertakings made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold or unissued at the termination of the offering, the Company is filing this Post-Effective Amendment to the Registration Statement to withdraw and remove from registration any and all shares of Common Stock that remain unsold or otherwise unissued under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Post-Effective Amendment to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carson City, State of Nevada, on June 14, 2024.

ESPORTS ENTERTAINMENT GROUP, INC.

By:	/s/ Alex Igelman
Alex Igelman
Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 under the Securities Act of 1933, as amended.